SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)






                                PERKINELMER, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $1.00 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    714046109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                FEBRUARY 9, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |_|          Rule 13d-1(b)

                           |_|          Rule 13d-1(c)

                           |X|          Rule 13d-1(d)

                                  SCHEDULE 13G

 CUSIP NO. 714046109                                                 Page 2 of 9


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Stonington Capital Appreciation 1994 Fund, L.P.

--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |_|
                    (See Instructions)                                  (b)  |_|

--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            7,609,554 (1)
    NUMBER OF       ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                0

   BENEFICIALLY     ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 7,609,554 (1)

     BY EACH        ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               0

   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            7,609,554 (1)

--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        |_|

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                            6.0% (2)
--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                            PN

--------------------------------------------------------------------------------


----------------
(1)      See Item 4(a).

(2) Based on 126,852,009 shares of Common Stock, par value $1.00 per share, of PerkinElmer, Inc. issued and outstanding as of November 10, 2003, according to PerkinElmer, Inc.'s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2003.

                                  SCHEDULE 13G

 CUSIP NO. 714046109                                                 Page 3 of 9


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                    I.R.S.  IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                             Stonington Partners, L.P.

--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |_|
                    (See Instructions)                                  (b)  |_|

--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware

--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            7,609,554 (1)
    NUMBER OF       ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                0

   BENEFICIALLY     ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 7,609,554 (1)

     BY EACH        ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               0

   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            7,609,554 (1)

--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        |_|

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                            6.0% (2)

--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                            PN

--------------------------------------------------------------------------------


----------------
(1)      See Item 4(a).

(2) Based on 126,852,009 shares of Common Stock, par value $1.00 per share, of PerkinElmer, Inc. issued and outstanding as of November 10, 2003, according to PerkinElmer, Inc.'s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2003.

                                  SCHEDULE 13G

 CUSIP NO. 714046109                                                 Page 4 of 9


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                    I.R.S.  IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                             Stonington Partners, Inc. II

--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |_|
                    (See Instructions)                                  (b)  |_|

--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware

--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            7,609,554 (1)
    NUMBER OF      ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                0

   BENEFICIALLY    ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 7,609,554 (1)

     BY EACH       -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               0

   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            7,609,554 (1)

--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        |_|

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             6.0% (2)

--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                             CO

--------------------------------------------------------------------------------


----------------
(1)      See Item 4(a).

(2) Based on 126,852,009 shares of Common Stock, par value $1.00 per share, of PerkinElmer, Inc. issued and outstanding as of November 10, 2003, according to PerkinElmer, Inc.'s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2003.

                                  SCHEDULE 13G

 CUSIP NO. 714046109                                                 Page 5 of 9


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Stonington Partners, Inc.

--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |_|
                    (See Instructions)                                  (b)  |_|

--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware

--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            7,609,554 (1)
    NUMBER OF       ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                0

   BENEFICIALLY     ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 7,609,554 (1)

     BY EACH        ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               0

   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            7,609,554 (1)

--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        |_|

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                            6.0% (2)

--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                            CO

--------------------------------------------------------------------------------


----------------
(1)      See Item 4(a).

(2) Based on 126,852,009 shares of Common Stock, par value $1.00 per share, of PerkinElmer, Inc. issued and outstanding as of November 10, 2003, according to PerkinElmer, Inc.'s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2003.

                                  SCHEDULE 13G

 CUSIP NO. 714046109                                                 Page 6 of 9


ITEM 1(A):        NAME OF ISSUER:

                  PerkinElmer, Inc. (the "Issuer")


ITEM 1(B):        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  45 William Street
                  Wellesley, MA  02481


ITEM 2(A):        NAME OF PERSON FILING:*

                  Stonington Capital Appreciation 1994 Fund, L.P. ("Stonington Fund"), Stonington Partners, L.P. ("SP"), Stonington Partners, Inc. II ("SPII") and Stonington Partners, Inc. ("Stonington").

                   (*) A joint filing agreement was filed as Exhibit 1 to the initial Schedule 13G.

ITEM 2(B):        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o Stonington Partners, Inc.
                  767 Fifth Avenue, 48th Floor,
                  New York, NY 10153.


ITEM 2(C):        CITIZENSHIP:

                  Delaware.


ITEM 2(D):        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $1.00 par value.


ITEM 2(E):        CUSIP NUMBER:

                  714046109

                                  SCHEDULE 13G

 CUSIP NO. 714046109                                                 Page 7 of 9


ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.
                  (b) |_|  Bank as defined in Section 3(a)(6) of
                           the Exchange Act.
                  (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                  (d) |_| Investment company registered under Section 8 of the Investment Company Act.
                  (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                  (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                  (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4:  OWNERSHIP.

                  (a) Amount Beneficially Owned:

                           STONINGTON FUND: Stonington Fund is the record and
                                    beneficial owner of 7,609,554 shares of
                                    Common Stock of the Issuer (the "Shares").

                           SP: SP is the general partner of Stonington Fund with a 1% economic interest. Except for such economic interest, SP disclaims beneficial ownership of the Shares.

                           SPII: SPII is the general partner of SP with a 1% economic interest. Except for such economic interest, SPII disclaims beneficial ownership of the Shares.

                           STONINGTON: Pursuant to a management agreement with
                                    Stonington Fund, Stonington has full
                                    discretionary authority with respect to
                                    Stonington Fund's investments, including the authority to make and dispose of such investments. Furthermore, Stonington has a 1% economic interest in SP. Except for such economic interest, Stonington disclaims beneficial ownership of the Shares.

                  (b) Percent of Class:

                           See the responses to Item 11 on the attached cover pages. See Item 4(a).

                  (c) Number of shares as to which such persons have:

                                  SCHEDULE 13G

 CUSIP NO. 714046109                                                 Page 8 of 9


                           (i) Sole power to vote or to direct the vote:

                               See the responses to Item 5 on the attached cover pages.

                          (ii) Shared power to vote or to direct the vote:

                               See the responses to Item 6 on the attached cover pages.

                         (iii) Sole power to dispose or to direct the
                               disposition of:

                               See the responses to Item 7 on the attached cover pages.

                          (iv) Shared power to dispose or to direct the
                               disposition of:

                               See the responses to Item 8 on the attached cover pages.


ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.


ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.


ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.


ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.


ITEM 9:  NOTICE OF DISSOLUTION OF A GROUP.

         Not applicable.


ITEM 10: CERTIFICATION.

         Not applicable.

                                  SCHEDULE 13G

 CUSIP NO. 714046109                                                 Page 9 of 9


                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2004



                                              STONINGTON CAPITAL
                                               APPRECIATION 1994 FUND, L.P.
                                              By:  Stonington Partners, L.P.,
                                                   its general partner
                                              By:  Stonington Partners, Inc. II,
                                                   its general partner


                                              By:  /s/ ALEXIS P. MICHAS
                                                   -----------------------------
                                              Name:  Alexis P. Michas
                                              Title: Managing Partner


                                              STONINGTON PARTNERS, L.P.
                                              By:  Stonington Partners, Inc. II,
                                                   its general partner


                                              By:  /s/ ALEXIS P. MICHAS
                                                   -----------------------------
                                              Name:  Alexis P. Michas
                                              Title: Managing Partner


                                              STONINGTON PARTNERS, INC. II


                                              By:  /s/ ALEXIS P. MICHAS
                                                   -----------------------------
                                              Name:  Alexis P. Michas
                                              Title: Managing Partner


                                              STONINGTON PARTNERS, INC.


                                              By:  /s/ ALEXIS P. MICHAS
                                                   -----------------------------
                                              Name:  Alexis P. Michas
                                              Title: Managing Partner